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                                                                      EXHIBIT 5

                                       June 29, 1995

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549

        Re: Registration Statement on Form S-3 Relating to 2,241,891 Shares of Common Stock, Par Value $0.05 Per Share, of LTX Corporation

Dear Sirs:

        I am General Counsel of LTX Corporation (the "Company") and have acted as counsel in connection with the registration under the Securities Act of 1933, as amended (the "Act"), on Form S-3 of 2,241,891 shares of the Company's Common Stock, par value $0.05 per share (the "Shares"), which may from time to time be issued upon conversion of the Company's 13 1/2% Convertible Subordinated Debentures due 2011 (the "Debentures") or under a standby agreement with certain standby purchasers and the resale of such shares by such purchasers.

        I have reviewed the corporate proceedings taken by the Company with respect to the authorization of the issuance of the Shares. I have also examined and relied upon originals or copies, certified or otherwise authenticated to my satisfaction, of all corporate records, documents, agreements or other instruments of the Company and have made all investigations of law and have discussed with the Company's representatives all questions of fact that I have deemed necessary or appropriate.

        Based upon and subject to the foregoing, I am of the opinion that the Shares have been duly authorized by the Company and when issued as contemplated by the Registration Statement will be validly issued, fully paid and non-assessable.

        Pursuant to the requirements of the Act, I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement, including any amendments thereto, and to the use of my name under the caption "Validity of Common Stock" in the prospectus constituting a part thereof.

                                       Very truly yours,


                                       /s/ PAMELA A. KEATING
                                       -----------------------------
                                       Pamela A. Keating
                                       General Counsel